Exhibit 99.1
Dendreon Receives Complete Response Letter from FDA For
Provenge® Biologics License Application
SEATTLE, WA, May 9, 2007 — Dendreon Corporation (Nasdaq: DNDN) today announced that it received a Complete Response Letter, commonly referred to as an “approvable” letter, on May 8, 2007 from the U.S. Food and Drug Administration (FDA) regarding its Biologics License Application (BLA) for PROVENGE (sipuleucel-T) for the treatment of asymptomatic, metastatic, androgen-independent (also known as hormone refractory) prostate cancer.
The FDA has requested additional clinical data in support of the efficacy claim contained in the BLA. The Company is seeking a clarification from the FDA as to the nature of the data that is being requested. The FDA has also requested additional information with respect to the chemistry, manufacturing and controls (CMC) section of the BLA, which the Company believes it can supply to the FDA in a timely manner.
“Given our strong belief in the survival benefit and safety profile of PROVENGE, coupled with the positive outcome of the Advisory Committee meeting, we are disappointed that this decision will cause a delay in the availability of PROVENGE for patients who suffer from advanced prostate cancer,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “We are committed to working closely with the FDA to resolve these questions in a timely and efficient manner to bring PROVENGE to patients with advanced prostate cancer who currently have few appealing treatment options.”
On March 29, 2007, the FDA’s Office of Cellular, Tissue and Gene Therapies Advisory Committee was asked if the submitted data established that PROVENGE is reasonably safe and whether there is substantial evidence that the product is efficacious. The Advisory Committee voted 17 to 0 in favor of the safety of PROVENGE and 13 to 4 in favor of the efficacy of PROVENGE.
PROVENGE Biologics License Application
Dendreon’s BLA was submitted under a Fast Track designation and was accepted for filing by the FDA in January 2007. The BLA was based primarily on a multi-center, randomized, double-blind, placebo-controlled Phase 3 study (D9901) that showed that the group of men with asymptomatic, metastatic, androgen-independent prostate cancer who received PROVENGE had a median survival time 4.5 months longer than the median survival seen in the group that had been assigned to receive placebo. For the men who received PROVENGE, there was a 41 percent overall reduction in the risk of death (p-value = 0.010; HR = 1.7). In addition, 34 percent of patients receiving PROVENGE were alive 36 months after treatment compared to 11 percent of patients randomized to receive placebo.
Treatment with PROVENGE was generally well tolerated. The majority of side effects were mild, including infusion-related fever and chills that were usually of low grade and typically lasted for one to two days following infusion.

Ongoing Clinical Study
IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) also known as D9902B, is an ongoing Phase 3 clinical trial measuring overall survival in men with hormone-refractory prostate cancer receiving PROVENGE versus those receiving placebo.
In order to be eligible to participate in the IMPACT study, a person must meet certain criteria, such as having cancer that has spread outside the prostate (metastatic) or cancer that has worsened while on hormone therapy among other additional criteria. Interested patients should contact the Dendreon Prostate Cancer Information line at 1-866-4PROSTATE (1-866-477-6782).
About Prostate Cancer
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 218,890 new cases expected to be diagnosed in 2007, and more than 27,000 men expected to die this year from the disease. Currently there are limited treatment options for men with advanced, metastatic prostate cancer.
About PROVENGE
PROVENGE is the first in a new class of active cellular immunotherapies (ACIs) that are uniquely designed to stimulate a patient’s own immune system. Approximately 95% of prostate cancer cells express an antigen called prostatic acid phosphatase, or PAP. PROVENGE is designed to help the man’s immune cells recognize cells that carry PAP as a foreign antigen and attack those cells.
About Active Cellular Immunotherapy
Active cellular immunotherapy is an approach that uses live human cells to re-engage the patient’s own immune system. The goal of active cellular immunotherapy is to turn the immune system “back on” to elicit a specific long-lasting response against cancer. While ACIs are being studied in various cancers, prostate cancer is the first to be treated with them.
Activated T cells may be the immune system’s most potent defense against cancer. Although a variety of immune cells participate in the surveillance and elimination of cancer cells, T cells are uniquely endowed to kill specific tumor cell types. When activated to recognize tumor-associated antigens, T cells proliferate and attack cells bearing those antigens. For this reason, the goal of many investigational ACIs is to stimulate and optimize activation of T cells.
The cellular orchestrators of T cell activation are antigen presenting cells (APCs). When encountering tumor-associated antigens in the body, APCs process and display the antigens, and then present them to T cells. When activated by APCs, T cells may recognize and lyse cells bearing those antigens.
PROVENGE’s approach entails ex vivo activation of APCs with tumor-associated antigens. Dendreon’s proprietary Antigen Delivery Cassette™ is a protein that enhances antigen binding and entry into APCs. The Antigen Delivery Cassette targets each engineered antigen to a receptor on APCs and provides a common key to unlock the potential of these cells to process antigen. The APCs process antigen along pathways that stimulate cell-mediated immunity.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500
Katherine Stueland
WeissComm Partners
(312) 208-0320